Exhibit 23.1










We consent to the incorporation by reference in this Registration Statement of Southern Power Company on Form S-4 of our reports dated February 17, 2003 appearing in the Annual Report on Form 10-K of Southern Power Company for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

Atlanta, Georgia
November 14, 2003